Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Navistar International Corporation:

We consent to the use of our report dated December 20, 2011, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries (the Company) as of October 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended October 31, 2011 and the effectiveness of internal control over financial reporting as of October 31, 2011, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated December 20, 2011 contains an explanatory paragraph stating that the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for NC 2 Global, LLC, a business acquired by the Company during 2011, and that our audit of internal control over financial reporting of the Company also excluded any evaluation of the internal control over financial reporting of NC 2 Global, LLC.

/s/ KPMG LLP

Chicago, Illinois

October 24, 2012